Exhibit 99

SILICON LABORATORIES REPORTS OUTSTANDING QUARTERLY
PERFORMANCE

—Company Grows Revenue by 38 Percent, More than Doubles Earnings and Exceeds Non-GAAP
Operating Income Target—

AUSTIN, Texas – July 30, 2008 – Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today reported better than expected second quarter revenue of $104.6 million, a 38 percent increase over the same period last year. The company more than doubled quarterly earnings per share when compared to the same quarter last year and achieved non-GAAP operating income of 27 percent, which is above the company’s target model.

Financial Results

The company delivered favorable results across the board during the second quarter. Revenue of $104.6 million exceeded the company’s upward guidance revision and represented a seven percent sequential increase. GAAP gross margin was 63.1 percent, GAAP operating income increased by 64 percent sequentially to $18.2 million, and GAAP diluted earnings per share from continuing operations increased significantly to $0.29.

The following non-GAAP results exclude non-cash charges for stock compensation. Non-GAAP gross margin of 63.5 percent was considerably above the company’s target range of 60 to 62 percent. Operating expenses were slightly lower than expected, resulting in non-GAAP operating income of $28.3 million or 27 percent of revenue, demonstrating very strong operating performance. It also marks a near tripling of non-GAAP operating income from the same period last year. Non-GAAP diluted earnings per share from continuing operations were $0.47, representing a greater than 20 percent sequential increase. The reconciling charges are set forth in the financial measures table included below.

During the second quarter, the company continued execution of its share repurchase program, completing repurchases totaling $33 million bringing the quarter ending cash, cash equivalents and investments balance to $450 million.

“Management is committed to building a business with the valuable combination of growth, profitability and a strong balance sheet,” said Bill Bock, chief financial officer of Silicon Laboratories. “When we last delivered $104 million in quarterly revenue in late 2005 it included the cellular business that we divested last year. We have already achieved the same revenue scale, replacing the volume of the cellular business with other growth products. And, we are considerably more profitable, have more revenue per employee, fewer outstanding shares and an even better cash position.”

Business Summary

Revenue growth in the second quarter was driven primarily by the company’s voice and embedded modem products. Market share expansion and product refresh cycles supporting the transition to high definition set-top boxes were largely behind the sequential gains.

The company’s MCU products had a record quarter, growing double-digits sequentially. The company shipped its one hundred millionth MCU and one hundred thousandth cumulative development kit during the quarter, significant milestones for this rapidly growing business.

Broadcast handset revenue increased, backed by solid design win additions among the top five handset makers. The competitiveness of the company’s broadcast products, the adoption of value added products such as transmitters, AM/FM and embedded antenna tuners and the diversified customer base are all benefiting the business.

“Our ability to deliver top-line growth, well above the industry growth rate, while maintaining an attractive gross margin profile demonstrates the power of a diversified business model based on compelling, differentiated technology,” said Necip Sayiner, president and chief executive officer of Silicon Laboratories. “We increased a number of our product line growth targets for 2008 and we are seeing new products ramp that we believe will drive growth in 2009.”

The company also announced today the close of the acquisition of Integration Associates, which will add close to 100 engineers and a number of new products to the Silicon Labs portfolio. For the third quarter of 2008, the company is guiding revenue in the range of $111 to $115 million, which includes $5 to $6 million of Integration Associates revenue for the approximate two month stub period of consolidated operations.

Webcast and Conference Call

A conference call discussing the second quarter results will follow this press release today at 7:30 a.m. Central Time. An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 1-800-333-1872 or +1 203-369-3250 (international). Replays will be available through August 13, 2008.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth;

quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, dependence on a limited number of products and customers; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth; dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions and divestitures; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

Silicon Laboratories Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 5, 2008	June 30, 2007	July 5, 2008	June 30, 2007
Revenues	$104,620	$75,597	$202,799	$149,411
Cost of revenues	38,587	30,233	76,419	58,672
Gross profit	66,033	45,364	126,380	90,739
Operating expenses:
Research and development	23,378	22,145	48,051	46,952
Selling, general and administrative	24,486	21,282	49,095	45,574
Operating expenses	47,864	43,427	97,146	92,526
Operating income (loss)	18,169	1,937	29,234	(1,787)
Other income (expense):
Interest income	2,406	7,032	7,204	10,867
Interest expense	(109)	(167)	(254)	(398)
Other income (expense), net	(355)	(51)	(497)	(170)
Income from continuing operations before income taxes	20,111	8,751	35,687	8,512
Provision for income taxes	5,468	1,859	10,230	2,366
Income from continuing operations	14,643	6,892	25,457	6,146
Income from discontinued operations, net of income taxes	—	581	—	156,940

Net income	$14,643	$7,473	$25,457	$163,086
Basic earnings per share:
Income from continuing operations	$0.30	$0.13	$0.51	$0.11
Net income	$0.30	$0.14	$0.51	$2.97

Diluted earnings per share:
Income from continuing operations	$0.29	$0.12	$0.50	$0.11
Net income	$0.29	$0.13	$0.50	$2.90

Weighted-average common shares outstanding:
Basic	48,510	54,901	49,858	54,856
Diluted	49,705	56,312	50,901	56,308

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

	Three Months Ended July 5, 2008
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$104,620

Gross profit	66,033	63.1%	$380	$66,413	63.5%

Operating income	18,169	17.4%	10,176	28,345	27.1%

	Three Months Ended June 30, 2007
Non-GAAP Income Statement Items	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$75,597

Operating income	1,937	2.5%	$8,621	$10,558	14.0%

	Three Months Ended July 5, 2008
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Non-GAAP Measure
Income from continuing operations	$14,643	$8,711	$23,354

Diluted shares outstanding	49,705	—	49,705

Diluted earnings per share from continuing operations	$0.29		$0.47

	Three Months Ended April 5, 2008
Non-GAAP Diluted Earnings Per Share	GAAP Measure	Stock Compensation Expense	Non-GAAP Measure
Income from continuing operations	$10,814	$8,974	$19,788

Diluted shares outstanding	52,000	—	52,000

Diluted earnings per share from continuing operations	$0.21		$0.38

Silicon Laboratories Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

	July 5, 2008	December 29, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$274,054	$264,408
Short-term investments	118,381	308,566
Accounts receivable, net of allowance for doubtful accounts of $612 at July 5, 2008 and $517 at December 29, 2007	51,732	51,211
Inventories	29,608	28,587
Deferred income taxes	6,274	6,025
Prepaid expenses and other current assets	16,906	33,895
Total current assets	496,955	692,692
Long-term investments	57,960	—
Property, equipment and software, net	27,984	28,157
Goodwill	73,096	73,199
Other intangible assets, net	16,004	18,077
Other assets, net	31,149	28,121
Total assets	$703,148	$840,246

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,121	$33,321
Accrued expenses	19,136	26,397
Deferred income on shipments to distributors	24,796	28,448
Income taxes	976	5,226
Total current liabilities	76,029	93,392
Long-term obligations and other liabilities	47,801	43,309
Total liabilities	123,830	136,701

Commitments and contingencies

Stockholders’ equity:
Preferred stock—$0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value; 250,000 shares authorized; 47,917 and 52,810 shares issued and outstanding at July 5, 2008 and December 29, 2007, respectively	5	5
Additional paid-in capital	156,494	303,682
Retained earnings	425,315	399,858
Accumulated other comprehensive loss	(2,496)	—
Total stockholders’ equity	579,318	703,545
Total liabilities and stockholders’ equity	$703,148	$840,246

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